EXHIBIT 99.1

Viking Systems Reports Fourth Quarter and Full Year 2009 Results; Provides Business Update

WESTBOROUGH, Mass., Feb. 18, 2010 (GLOBE NEWSWIRE) -- Viking Systems (OTCBB:VKNG) today announced financial results for its fourth quarter and full year ended December 31, 2009. The Company reported sales of $2,069,490 for its fourth quarter ended December 31, 2009 and a net loss of $191,650. For the year ended December 31, 2009, sales were $7,218,994 and the net loss was $1,074,319. Earnings per share were $0.00 for the fourth quarter and a loss of $0.02 per share for the full year 2009.

Jed Kennedy, Viking Systems' President and Chief Executive Officer, commented "We are quite pleased with the progress we made during 2009. Our total sales increased by 12% and our operating loss decreased substantially while increasing our cash position through strong working capital management. Most importantly, we believe we are now in a unique position to take advantage of the recent breakthroughs in 3D technology and plan to deliver our "Next Generation" 3DHD vision system to the market during the fourth quarter of this year. We believe this product introduction will represent an inflection point for the Company. Given the trends we are seeing in nonmedical markets around the world, and the obvious benefits 3D offers the minimally invasive surgeon we believe the medical market is now well positioned for the adoption of our unique 3D vision system and anticipate this enabling technology will greatly accelerate our sales growth next year and beyond."

Financial Results

Sales. Sales were $2,069,490 for the three months ended December 31, 2009 and $1,979,468 for the three months ended December 31, 2008, representing an increase of 5%. For the twelve months ended December 31, 2009, sales increased 12% to $7,218,994 compared with the prior year. Substantially contributing to the Company's sales for the three months ended December 31, 2009 was the largest 3Di vision system order in the Company's history. This order, totaling approximately $900,000, was from the US Army for deployment of one of the Company's complete 3Di systems at each of seven regional Army Medical Centers throughout the United States.

Gross Profit. Gross profit increased 60% for the three months ended December 31, 2009 as compared with the same period in 2008. The improvement in margin for the quarter is primarily due to higher sales mix of the Company's higher margin 3Di systems.

Operating Expenses. Total operating expenses decreased 12% to $926,292 during the three months ended December 31, 2009 as compared with the same period in 2008. Excluding non cash stock option expense, total operating expenses decreased 28% for the three months ended December 31, 2009 as compared with the same period in 2008. Selling and marketing expense decreased $362,424 during the fourth quarter and represented the largest area of decrease in total operating expenses. Within this area, the decrease was primarily due to decreases in depreciation and bad debt expense in the fourth quarter of 2009 as compared to the fourth quarter of 2008.

Operating loss. As a result of increased sales, higher margins and reduced operating expenses the Company has substantially reduced its operating losses. The operating loss was $334,656 for the quarter ended December 31, 2009 compared with $686,167 for the same period in 2008. For the twelve month periods ended December 31, 2009 and 2008 the Company incurred operating losses of $1,331,519 and $4,633,927, respectively. The operating loss before non-cash charges was $45,681 for the quarter ended December 31, 2009 compared with $458,305 for the same period in 2008. For the twelve month periods ended December 31, 2009 and 2008 the Company incurred operating losses before non-cash charges of $481,335 and $3,054,029, respectively.

Business Update

Financing

On January 7, 2010, the Company announced that that it had entered into an investment agreement for a $5 million equity line with Dutchess Opportunity Fund, II, LP ("Dutchess"). Dutchess has committed to purchase up to $5,000,000 of the Company's common stock over thirty-six months. While the per share price will be determined based on market prices in accordance with an agreed upon formula, the Company is not obligated to draw on the facility. The agreement grants the Company the option to sell and obligates Dutchess to purchase common stock at a 4% discount to a calculated volume weighted average market price. In connection with establishing the equity line, the Company filed a registration statement covering 15 million shares of common stock with the U.S. Securities and Exchange Commission to register the resale by Dutchess of any shares issued to it under the equity line. This registration statement was completed and effective as of February 12, 2010. The Company may draw on the facility from time to time, as and when it determines appropriate, in accordance with the timing and volume provisions set forth in the agreement.

Technology

Initial clinical evaluations of Viking's 3DHD "Next Gen" system have been successfully completed. Jed Kennedy commented "Based on input from surgeons who had an opportunity to use the system clinically we believe that our Next Gen system is right on target and that restoring the all important 3rd dimension to minimally invasive surgeons in a cost effective, high definition format will make it the preferred choice for endoscopic visualization systems in ORs around the world."

Sony has invited Viking Systems to participate in their three dimensional presentation at "Hospital Build Asia 2010 Exhibition and Congress" in Singapore from May 11-13, 2010. Viking Systems will provide its 3DHD surgical camera system for use in the Sony booth. Viking Systems intends to complete the development of its unique 3DHD Next Generation system and currently plans to launch the system in the fourth quarter of 2010.  Hospital Build Asia 2010 Exhibition and Congress provides a forum for the healthcare industry and decision-makers from key markets across the region to identify and evaluate the latest in medical device technology as they make critical decisions about how to provide the best and most cost effective healthcare for people in the region.

Management

In January 2010, Yuri Kazakevich joined the Company as the Vice President of R&D. Prior to joining the Company Mr. Kazakevich held various technical leadership positions within Smith & Nephew Endoscopy where he led the R&D efforts in optics and camera development. He holds 15 US Patents related to the field of visualization in minimally invasive surgery with three additional patents pending. Mr. Kazakevich earned his BS and MS in Optical Engineering at Institute of Fine Mechanics and Optics, Leningrad, USSR.

About Viking Systems, Inc.

Viking Systems, Inc. (OTCBB:VKNG) is a leading worldwide developer, manufacturer and marketer of 2D and 3D visualization solutions for complex minimally invasive surgery. The Company partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. For more information visit the Company's website at: www.vikingsystems.com

This press release contains forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors as described in our annual report on Form 10-K under the heading "Risk Factors" as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange

Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

VIKING SYSTEMS, INC.
Condensed Statements of Operations - Unaudited

	Year Ended		Three Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Sales	$7,218,994	$6,426,996	$2,069,490	$1,979,468
Cost of sales	5,317,544	5,781,855	1,477,854	1,609,035
Gross profit	1,901,450	645,141	591,636	370,433

Operating expenses:
Selling and marketing	885,064	1,598,753	199,838	526,262
Research and development	556,336	757,186	153,585	143,269
General and administrative	1,791,569	2,923,129	572,869	387,069
Total operating expenses	3,232,969	5,729,068	926,292	1,056,600
Operating loss	(1,331,519)	(4,633,927)	(334,656)	(686,167)

Other income (expense)	257,200	(1,118,130)	143,006	(10,164)
Net loss	$(1,074,319)	$(5,752,057)	$(191,650)	$(696,331)

Net loss per share - basic and diluted	$(0.02)	$(0.14)	$(0.0)	$(0.2)

Weighted average shares - basic and diluted	43,000,963	42,231,808	43,849,203	42,701,327

Operating Loss Before Non-Cash Charges

A reconciliation of net loss in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Year Ended December 31,		Three Months Ended December 31,
	2009	2008	2009	2008
Net loss, as reported	$(1,074,319)	$(5,752,057)	$(191,650)	$(696,331)
Adjustments:
Other (income)/expense	(257,200)	1,118,130	(143,006)	10,164
Operating loss, as reported	(1,331,519)	(4,633,927)	(334,656)	(686,167)

Non-cash stock option expense	592,350	1,086,390	249,171	120,533
Depreciation, amortization and other	257,834	493,508	39,804	107,329
Operating loss before non-cash charges	$(481,335)	$(3,054,029)	$(45,681)	$(458,305)

VIKING SYSTEMS, INC.
Condensed Balance Sheets
December 31, 2009 and 2008

Assets
	2009	2008
Current assets:
Cash and cash equivalents	$721,121	$168,767
Accounts receivable, net	455,488	837,229
Inventories	1,537,851	2,104,764
Prepaid expenses and other current assets	67,103	151,048
Total current assets	2,781,563	3,261,808

Property and equipment, net	31,101	223,609
Intangible assets, net	140,000	210,000
Total assets	$2,952,664	$3,695,417

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$919,807	$1,432,460
Accrued expenses	770,136	794,219
Deferred revenue	359,027	51,254
Capital lease obligations – current	--	31,821
Total current liabilities	2,048,970	2,309,754

Total stockholders' equity	903,694	1,385,663
Total liabilities and stockholders' equity	$2,952,664	$3,695,417

CONTACT:
Viking Systems, Inc.
Robert Mathews, EVP & CFO
(508) 366-3668  Ext. 8392